UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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FPIC INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)
N/A

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On July 14, 2011, FPIC Insurance Group, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) on Schedule 14A with respect to a special meeting of the Company’s shareholders, scheduled for August 12, 2011, to consider and approve the proposed acquisition (the “Acquisition”) of the Company by The Doctors Company (“TDC”), pursuant to the Agreement and Plan of Merger between the Company, TDC and Fountain Acquisition Corp., dated May 23, 2011. On pages 6 and 58 of the Proxy Statement, we indicated that the 30-day waiting period under the pre-acquisition notification provisions of the Georgia Insurance Code applicable to the Acquisition had expired. Subsequent to the filing of the Proxy Statement, the Company was notified that, prior to the expiration of this 30-day period, the Office of the Commissioner of Insurance of Georgia (the “Georgia Insurance Commissioner”) had communicated with TDC questioning information in TDC’s pre-acquisition notice concerning market concentration and asserting that the Acquisition would appear to constitute a prima facie violation of the competitive standards set forth in the Georgia Insurance Code, which would require TDC to provide further information to the Georgia Insurance Commissioner to establish the absence of the requisite anticompetitive effect of the Acquisition. As a result of this communication, the Georgia pre-acquisition waiting period appears to have been extended until the earlier of the thirtieth day after receipt of such additional information by the Georgia Insurance Commissioner or termination of the waiting period by the Georgia Insurance Commissioner.